UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2011

IRON MOUNTAIN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

745 Atlantic Avenue
Boston, Massachusetts 02111
(Address of principal executive offices, including zip code)

(617) 535-4766
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On September 20, 2011, Iron Mountain Incorporated, or the Company, announced that it priced an underwritten public offering of $400.0 million in aggregate principal amount of 7-3/4% Senior Subordinated Notes due 2019, or the Notes. The Notes will be sold at 100.0% of par.  The net proceeds to the Company from the offering of the Notes are expected to be $393.7 million, after paying the underwriters’ discounts and commissions and estimated expenses. The Company intends to use the net proceeds from this offering for general corporate purposes, including funding a portion of the shareholder payout commitments we have made and possible future acquisitions and investments.

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated on an actual basis and on a pro forma basis, adjusted to give effect to the Company’s proposed sale of the Notes as if it occurred on January 1, 2010:

	Year Ended December 31, 2010	Six Months Ended June 30, 2011
Actual Ratio of Earnings to Fixed Charges	2.2x	2.4x
Pro Forma Ratio of Earnings to Fixed Charges	2.0x	2.1x

The ratios of earnings to fixed charges presented above were computed by dividing our earnings by fixed charges (including for the pro forma ratio, giving effect to the sale of the Notes). For this purpose, earnings have been calculated by adding fixed charges to income from continuing operations before provision for income taxes. Fixed charges consist of interest expense, net and the interest portion of rent expense, but does not include interest expense related to uncertain tax positions.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRON MOUNTAIN INCORPORATED

	By:	/s/ Ernest W. Cloutier
	Name:	Ernest W. Cloutier
	Title:	Executive Vice President, General Counsel and Secretary

Date: September 20, 2011